Fidelity Bond Coverage

Underwriter:     Continental Casualty Company
Period for which premiums have been paid: From 12:01 a.m. on 8/19/2013 to 12:01 a.m. on 8/19/2014.

Policy Number:  169906855

Company	Coverage	Premium*
Advisors’ Inner Circle Fund	$40,000,000	$21,185
Advisors’ Inner Circle Fund II	$40,000,000	$9,218
Bishop Street Funds	$40,000,000	$485
Causeway Capital Management Trust	$40,000,000	$3,242
CNI Charter Funds	$40,000,000	$9,958
SEI Alpha Strategy Portfolios LP	$40,000,000	$841
SEI Liquid Asset Trust	$40,000,000	$1,304
SEI Tax Exempt Trust	$40,000,000	$9,188
SEI Daily Income Trust	$40,000,000	$12,860
SEI Institutional International Trust	$40,000,000	$6,598
SEI Institutional Managed Trust	$40,000,000	$32,164
SEI Asset Allocation Trust	$40,000,000	$2,081
SEI Institutional Investments Trust	$40,000,000	$57,717
Adviser Managed Trust	$40,000,000	$2,247
New Covenant Funds	$40,000,000	$1,444
SEI Structured Credit Fund, L.P.	$40,000,000	$1,268

*	SEI service entities bear 20% of the total cost of $214,750 or $42,950 leaving $171,800 to be distributed among insured funds.